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                                                                    Exhibit 99.1


                  CBS CORPORATION REPORTS RECORD THIRD QUARTER
                               OPERATING RESULTS

                                REVENUES UP 23%
                                 EBITDA UP 57%
                          AFTER-TAX CASH FLOW UP 115%


     NEW YORK, Oct. 29, 1998 -- CBS Corporation (NYSE:CBS) reported record revenues and earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 1998.

     The Company's revenues for the third quarter of 1998 were $1,581,000,000, an increase of 23% over the third quarter of 1997. All of the Company's businesses contributed to record revenues for the quarter.

     Revenues for the Company's Television segment -- which includes the CBS Television Stations, the CBS Television Network and CBS Cable -- were $1,049,000,000 in the third quarter of 1998, an increase of 15% over the corresponding 1997 quarter. This strong growth was led by the Company's Cable programming operations -- The Nashville Network (TNN) and Country Music Television (CMT).

     The Radio and Outdoor segment had revenues of $534,000,000 for the third quarter of 1998, an increase of 42% over the corresponding 1997 quarter. The increase was due to strong growth at the Company's existing stations and TDI, the Company's outdoor business, as well as the inclusion of the results of operations of American Radio's stations which were acquired in June 1998. On a pro forma, same station basis, assuming the American Radio acquisition had occurred at the beginning of the periods presented, revenues for the Radio and Outdoor segment increased by 12%.

     As previously announced, the Company recorded a pre-tax charge of $68,000,000, primarily to streamline operations and reduce cost structures of its Television segment.

     The Company's EBITDA from Continuing Operations, before the charge, was $336,000,000 for the third quarter of 1998, an increase of $122,000,000, or 57% as compared to the third quarter of 1997.



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     CBS Corporation...2


     The increase in EBITDA, excluding the charge, was principally due to record results at the Company's Radio and Outdoor segment, as well as increases in the Television segment. For the third quarter of 1998, EBITDA for the Radio and Outdoor segment was $230,000,000, an increase of $80,000,000 or 53% over the 1997 quarter. On a pro forma basis, assuming the acquisition of American Radio has occurred at the beginning of the periods presented, EBITDA for the Radio and Outdoor segment for the third quarter of 1998 increased 24% over the third quarter of 1997.

     The EBITDA, excluding the charge, for the Television segment for the third quarter of 1998 increased by 22% over the 1997 third quarter with both the Television stations and Cable operations contributing to the growth.

     Mel Karmazin, President and Chief Operating Officer, CBS Corporation, commented: "All of the Company's operating units have contributed to the third quarter record operating results. We are particularly pleased with the core growth at our Radio and Outdoor businesses, the Company's largest contributor to its EBITDA, as well as at our Cable programming operations and Television stations." Mr. Karmazin added: "The Company expects to benefit from the ratings improvement at the CBS Television Network which, combined with the reduction in its cost structure, will enable the Network to become a positive contributor to the Company's future cash flows."

     For the third quarter of 1998, after-tax cash flow (EBITDA, less interest and cash taxes paid) before the special charge was $209,000,000, an increase of 115% from the third quarter of 1997. This increase was due to substantial improvements in the Company's operating results.

     During the third quarter, income from Continuing Operations, excluding the aforementioned charge, was $3,000,000, or zero cents per share, compared to a loss of $19,000,000, or $0.03 per share for the 1997 quarter. Including the charge, the Company's net loss for the quarter was $43,000,000, or $0.06 per share, compared to a loss of $162,000,000, or $0.26 per share, in the prior year's quarter.

     For the first nine months of 1998, the Company reported a loss, including the charge, of $15,000,000 from Continuing Operations, compared to a loss of $121,000,000 in the first nine months of 1997. Over the same period, EBITDA, excluding the charge, grew from $531,000,000 in 1997 to $882,000,000 in 1998, an increase of 66%. Including the charge, EBITDA year-to-date grew 53%.



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     CBS Corporation...3


     During 1998, the Company has purchased more than 25,000,000 common shares at a cost of approximately $780,000,000, pursuant to a $3 billion stock buyback authorization. Fredric G. Reynolds, Chief Financial Officer, CBS Corporation, commented: "Our stock repurchase program balances our need to continue to grow our businesses, and to reward our shareholders."


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          Contact:  Gil Schwartz          (N.Y.)          212-975-2121


     Note: Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Reference is made to the Company's Annual Report on Form 10-K for the 1997 year filed with the Securities and Exchange Commission for additional information concerning such risks and uncertainties.